CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.
Exhibit 10.1

SALE AGREEMENT

dated as of March 2, 2026

between
Zymeworks BC Inc.,

as Seller
and
Zymeworks Royalty Limited Partnership,
as Purchaser
and
Solely for purposes of Article VII, Zymeworks Inc.,
as Parent

and
Solely for purposes of Section 2.02(a), Section 2.02(c), Article III, Section 4.01, Section 4.03, Article V,
Article VII and Article VIII, Royalty Pharma Development Funding, LLC

TABLE OF CONTENTS
(i)

Exhibit A-1    Form of Jazz Notice and Instruction Letter
Exhibit A-2    Form of BeOne Notice and Instruction Letter
Exhibit B    Form of Bill of Sale
(ii)

This SALE AGREEMENT (this “Agreement”), dated as of March 2, 2026, is entered between Zymeworks BC Inc., a corporation organized and existing under the laws of British Columbia (“Seller”), and Zymeworks Royalty Limited Partnership, a British Columbia limited partnership (“Purchaser”), by its general partner, Zymeworks General Partner ULC, solely for the purposes of Article VII, Zymeworks Inc. (“Parent”), and, solely for purposes of Section 2.02(a), Section 2.02(c), Article III, Section 4.01, Section 4.03, Article V, Article VII and Article VIII, Royalty Pharma Development Funding, LLC (“Administrative Agent”).
RECITALS:
WHEREAS, Seller desires to sell, assign, transfer and convey to Purchaser all of its right, title and interest in and to the Transferred Royalty Interest on the Closing Date in exchange for receiving from Purchaser the Purchase Price;
WHEREAS, Purchaser desires to purchase and acquire all of Seller’s right, title and interest in and to the Transferred Royalty Interest on the Closing Date in exchange for paying to Seller the Purchase Price; and
WHEREAS, from and after the Closing Date, Purchaser desires Seller to perform certain duties, on behalf of Purchaser, with each Covered Agreement Counterparty (as defined in the Loan Agreement) under the Covered Agreements (as defined in the Loan Agreement) and to enforce, on Purchaser’s behalf, the Covered Agreements (including the collection and enforcement of the payment of the Transferred Royalty Interest under the Covered Agreements from time to time), and Seller desires to perform such limited actions on Purchaser’s behalf.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.01.Definitions. Unless otherwise defined in this Agreement (including in this Section 1.01), capitalized terms used herein, including in the exhibits hereto, shall have the meanings set forth in the Loan Agreement.
“Agent” has the meaning set forth in Section 5.01.
“Agent Termination Event” has the meaning set forth in Section 5.04.
“BeOne Net Sales” has the meaning ascribed to the term “Net Sales” in Section 1.41 (Net Sales) of the BeOne Agreement.
“BeOne Notice and Instruction Letter” has the meaning set forth in Section 2.02(c).
“BeOne Transferred Royalties” means, for each calendar year commencing on or after January 1, 2026, during the BeOne Royalty Term:
(a)an amount equal to the aggregate BeOne Net Sales of Licensed Products in the BeOne Territory occurring during such calendar year (or applicable portion thereof, with respect to the final calendar year) multiplied by the applicable royalty rates set forth below, in each case subject to any applicable Permitted Royalty Reductions, if any, which Permitted Royalty Reductions shall be applied on a pro rata basis based on the relative ownership of the royalty between the Seller and the Purchaser as of the Closing Date (provided that, for clarity, in no case may more than 30% of any Permitted Royalty Reduction be applied to the applicable royalty rates set forth below, including if the Seller has disposed of any portion of its retained interest in, or agreed to reduce any of, the Zani Royalties):

Calendar Year, Net Sales of Licensed Products (as defined in the BeOne Agreement) in the BeOne Territory	Royalty Rate
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]

(b)any payments or amounts payable to Seller under Section 9.10(b) of the BeOne Agreement in respect of the amounts referred to in the preceding clause (a);
(c)any payments, proceeds or amounts payable to Seller under Section 14.3(d) of the BeOne Agreement in respect of the amounts referred to in the preceding clause (a);
(d)any payments or amounts payable to Seller in lieu of or that compensate for a reduction in such payments of the foregoing clauses (a)–(c) (including (i) under Section 13.1 of the BeOne Agreement and (ii) pursuant to 11 U.S. Code § 365(n) or the comparable provisions of the CCAA and the BIA); and
(e)any and all interest payments to Seller under Section 9.9 of the BeOne Agreement assessed on any payments or amounts described in the foregoing clauses (a)-(d).
“BeOne Royalty Term” has the meaning ascribed to the term “Royalty Term” in Section 9.5(b) (Royalty Term) of the BeOne Agreement.
“BeOne Territory” has the meaning ascribed to the term “Territory” in Section 1.54 (Territory) of the BeOne Agreement.
“Control” or “Controlled” has the meaning ascribed to such term in each of the Covered Agreements.
“Definitive Monetization Agreement” has the meaning set forth in Section 4.01(r).
“Indemnified Party” has the meaning set forth in Section 7.01.
“Jazz Net Sales” has the meaning ascribed to the term “Net Sales” in Section 1.53 (Net Sales) of the Jazz Agreement.

“Jazz Notice and Instruction Letter” has the meaning set forth in Section 2.02(c).
“Jazz Transferred Royalties” means, for each calendar year commencing on or after January 1, 2026, during the Jazz Royalty Term:
(a)an amount equal to the aggregate Jazz Net Sales of Licensed Products in the Jazz Territory occurring during such calendar year (or applicable portion thereof, with respect to the final calendar year) multiplied by the applicable royalty rates set forth below, in each case subject to any applicable Permitted Royalty Reductions, if any, which Permitted Royalty Reductions shall be applied on a pro rata basis based on the relative ownership of the royalty between the Seller and the Purchaser as of the Closing Date (provided that, for clarity, in no case may more than 30% of any Permitted Royalty Reduction be applied to the applicable royalty rates set forth below, including if the Seller has disposed of any portion of its retained interest in, or agreed to reduce any of, the Zani Royalties):

Calendar Year, Net Sales of Licensed Products (as defined in the Jazz Agreement) in the Jazz Territory	Royalty Rate
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]
6. [***]	[***]

(b)any payments or amounts payable to Seller under Section 9.10(b) of the Jazz Agreement in respect of the amounts referred to in the preceding clause (a);
(c)any payments or amounts payable to Seller under Section 14.4(d) of the Jazz Agreement in respect of the amounts referred to in the preceding clause (a);
(d)any other payments or amounts payable to Seller in lieu of or that compensate for a reduction in such payments of the foregoing clauses (a)–(c) (including (i) under Section 13.1 of the Jazz Agreement and (ii) pursuant to 11 U.S. Code § 365(n) or the comparable provisions of the CCAA and the BIA); and
(e)any and all interest payments to Seller under Section 9.9 of the Jazz Agreement assessed on any payments or amounts described in the foregoing clauses (a)-(d).
“Jazz Royalty Term” has the meaning ascribed to the term “Royalty Term” in Section 9.6(b) (Royalty Term) of the Jazz Agreement.
“Jazz Territory” has the meaning ascribed to the term “Territory” in Section 1.67 (Territory) of the Jazz Agreement.

“Know-How” has the meaning ascribed to such term in each of the Covered Agreements.
“Licensed Products” has the meaning ascribed to such term in each of the Covered Agreements.
“Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, among Purchaser, as Borrower, the lenders from time to time party thereto (the “Lenders”), and Administrative Agent, as administrative agent for the Lenders, as such Loan Agreement may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms thereof.
“Losses” has the meaning set forth in Section 7.01.
“LP-Specific Zyme IP” means all Zymeworks IP, excluding all Patent Rights and Know How controlled by Seller or any of its affiliates that cover, claim, or are embodied in, the Zymeworks Platform; it being understood that the Patent Rights set forth on Part II of Schedule 7.01(ee) of the Loan Agreement include the LP-Specific Zyme IP.
“Notice and Instruction Letters” has the meaning set forth in Section 2.02(c).
“Patent Rights” has the meaning ascribed to such term in each of the Covered Agreements.
“Permitted Royalty Reductions” means any reduction to the Agreed Payments pursuant to Section 9.5(c) of the BeOne Agreement or Section 9.6(c) of the Jazz Agreement.
“Purchase Price” means an amount equal to the aggregate amount of Term Loans funded on the Closing Date under the Loan Agreement.
“Recharacterization” has the meaning set forth in Section 2.04(b).
“Sell” has the meaning set forth in Section 2.01(a).
“Term” has the meaning set forth in Section 6.01.
“Transferred Royalty Interest” means (a) the Jazz Transferred Royalties and (b) the BeOne Transferred Royalties, collectively, until the Purchaser has received an aggregate amount equal to the TRI Cap.
“TRI Cap” means $[***].
“Zymeworks IP” has the meaning ascribed to such term in each of the Covered Agreements.
“Zymeworks Platform” has the meaning ascribed to such term in each of the Covered Agreements.
Section 1.02.General Interpretive Principles. For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:
(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
(c)unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto;
(d)references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor;
(e)references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;
(f)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;
(g)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(h)the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, and
(i)the term “include” or “including” shall mean without limitation by reason of enumeration.
ARTICLE II.

SALE AND ASSIGNMENT OF THE TRANSFERRED ASSETS
Section 2.01.Sale and Assignment of Transferred Royalty Interest on the Closing Date.
(a)On the Closing Date, and subject to Section 2.01(b), Seller shall sell, transfer, assign and otherwise convey (collectively, “Sell”) to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, without recourse except to the extent provided in this Agreement, all of Seller’s rights, title and interest in and to the Transferred Royalty Interest free and clear of any and all Liens.
(b)In full consideration of the sale, transfer, assignment and conveyance of the Transferred Royalty Interest to Purchaser, Purchaser shall pay (or cause to be paid) the Purchase Price to Seller on the Closing Date, by transferring (or causing to be transferred) an amount equal to the Purchase Price to Seller to the account of Seller specified by it in writing.
Section 2.02.Required Financing Statements; Marking of Records; Notice and Instruction Letters.
(a)All financing statements (or documents of similar import) shall meet the requirements of Applicable Law. Seller irrevocably authorizes Purchaser and Administrative Agent at any time and from time to time in the sole discretion of Purchaser or Administrative Agent, and appoints Purchaser and Administrative Agent as its attorney-in-fact, to act on behalf of Seller (i) to execute on behalf of Seller as debtor and to file financing statements necessary or appropriate in Purchaser or Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of Purchaser in the Transferred Royalty Interest, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Transferred Royalty Interest as a financing statement in such offices as Purchaser or its assigns in their sole discretion deem necessary or appropriate to perfect and to maintain the perfection and priority of Purchaser’s interests in the Transferred Royalty Interest. Purchaser shall provide Seller with copies of any such filings. This appointment is coupled with an interest and, during the Term, is irrevocable.
(b)In view of the intention of the parties hereto that the assignment and transfer of the Transferred Royalty Interest made hereunder shall constitute an outright sale of the Transferred Royalty Interest, rather than a loan secured thereby, in connection with the transfer and conveyance of the Transferred Royalty Interest, Seller has, at its own expense, caused its records to be marked on the Closing Date to show that the Transferred Royalty Interest has been transferred to Purchaser in accordance with this Agreement.
(c)Promptly, and in any event [***] Business Days following the establishment of the Collection Account with the Escrow Agent, Seller and Purchaser shall execute and deliver (i) to Jazz, a notice and instruction letter substantially in the form attached hereto as Exhibit A-1 (the “Jazz Notice and Instruction Letter”), and (ii) to the BeOne Parties, a notice and instruction letter substantially in the form attached hereto as Exhibit A-2 (the “BeOne Notice and Instruction Letter” and, together with the Jazz Notice and Instruction Letter, the “Notice and Instruction Letters”). Seller shall not revoke, amend, modify, supplement, restate, waive, cancel or terminate the Notice and Instruction Letters or any instruction to a Covered Agreement Counterparty regarding payments in respect of the Transferred Royalty Interest to the Collection Account without the prior written consent of Purchaser and the Administrative Agent, unless and until Payment in Full has been made.
(d)On the Closing Date, Seller and Purchaser shall execute and deliver the Bill of Sale attached hereto as Exhibit B.
Section 2.03.General Provisions Regarding the Sale and Transfer of the Transferred Royalty Interest.
Except as set forth in Section 4.03, the sale and assignment of the Transferred Royalty Interest pursuant to this Agreement shall be without recourse to Seller; it being understood that Seller shall be liable to Purchaser and, in accordance with the terms hereof, Administrative Agent and the Lenders, for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement.
Section 2.04.Intent.
(a)Seller and Purchaser intend that the sale and transfer by Seller to Purchaser of the Transferred Royalty Interest pursuant to Section 2.01 hereof shall be true, absolute and irrevocable, shall constitute a valid transfer and conveyance by Seller of the Transferred Royalty Interest, and shall provide Purchaser with the full benefits of ownership of the Transferred Royalty Interest, and that the Transferred Royalty Interest shall be removed from the estate of Seller and shall not be part of Seller’s estate in the event of the insolvency or bankruptcy of Seller.
(b)Without limiting the provisions of Section 2.04(a), as a precaution to address the possibility that, notwithstanding that Seller and Purchaser expressly intend and expect that the sale, assignment, transfer, and conveyance of the Transferred Royalty Interest hereunder shall be a true, absolute and irrevocable sale and assignment for all purposes, to protect the interest of Purchaser in the event that such sale and assignment is recharacterized as other than a true sale, or such sale or transfer will for any reason be ineffective or unenforceable as such, as determined in a judicial, administrative or other proceeding (any of the foregoing being a “Recharacterization”), Seller does hereby grant to Purchaser a continuing security interest (which shall be of first priority) in all of Seller’s right, title and interest in and to the Transferred Royalty Interest, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC or PPSA, as applicable), in each case, for the benefit of Purchaser as security for the payment of the Term Loans together with the performance when due of all of Purchaser’s obligations now or hereafter existing under this Agreement and the other

Transaction Documents, which security interest will, upon the filing of a duly prepared financing statement in the appropriate filing office, be perfected and prior to all other Liens on the rights of Seller to the Transferred Royalty Interest. In the event of a Recharacterization, Purchaser will have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC, PPSA, and other Applicable Law, which rights and remedies will be cumulative. This Agreement shall constitute a security agreement in respect of such security interest.
(c)Seller and Purchaser intend that their operations and business would not be substantively consolidated in the event of an Insolvency Event with respect to Seller and that the separate existence of Seller and Purchaser would not be disregarded in the event of any Insolvency Event with respect to Seller. Purchaser and Seller acknowledge that the Organizational Documents of Purchaser contain provisions intended to maintain the separate existence and identity of Purchaser from the Seller and the parties agree that they will duly observe such provisions and Applicable Law in support of such separate existence and identity.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES
Section 3.01.Loan Agreement Representations and Warranties of Seller. Seller represents and warrants to Purchaser, the Administrative Agent and the Lenders that the representations and warranties set forth under Section 7.01 of the Loan Agreement are true and correct and such representations and warranties are incorporated herein by reference and made by Seller as though set forth in full herein. Purchaser has relied upon such representations and warranties in accepting the conveyance of the Transferred Royalty Interest and Administrative Agent and the Lenders have relied upon such representations and warranties in making the Term Loans.
Section 3.02.Survival of Representations and Warranties. All representations and warranties by Seller contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties and the closing of the transactions contemplated in this Agreement and continue in effect until Payment in Full has been made.
ARTICLE IV.

COVENANTS OF THE SELLER AND PURCHASER
Section 4.01.Seller Covenants. Seller hereby covenants and agrees with Purchaser, in connection with the sale, assignment and transfer of the Transferred Royalty Interest, as follows.
(a)Financial Statements and Information.
(i)Seller will facilitate Purchaser undertakings regarding, the certificates, notices, correspondence and other information set forth in Section 8.03 of the Loan Agreement.
(ii)Seller acknowledges the rights of the Administrative Agent and the Lenders set forth in Section 8.03(e) of the Loan Agreement and agrees, following the exercise of by the Administrative Agent or any Lender of such rights pursuant to Section 8.03(e), to allow the Administrative Agent or such Lender to visit the offices and properties of the Seller where books and records relating to or pertaining to the Transferred Royalty Interest are kept and maintained, in each case, as may be required for Purchaser to discharge its obligations thereunder.
(b)Disclosure. All written information supplied by or on behalf of Seller to Purchaser pursuant to this Section 4.01 (other than pursuant to Sections 8.03(a) and 8.03(b) of the Loan

Agreement) shall be accurate and complete in all material respects as of its date or the date so supplied and the financial statements provided pursuant to Sections 8.03(a) and 8.03(b) of the Loan Agreement fairly present in all material respects the financial positions and results of operations as of the dates indicated therein. For the avoidance of doubt, Seller makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Purchaser pursuant to this Section 4.01, unless to the Knowledge of Seller such information is inaccurate or incomplete, in which case Seller shall specify such inaccuracy or incompleteness.
(c)Books and Records. Seller shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Applicable Law to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Seller in accordance with GAAP.
(d)Governmental Authorizations; Compliance with Laws. Seller shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Seller of this Agreement and the other Transaction Documents to which it is a party. Seller shall comply with all Applicable Laws with respect to the Transferred Royalty Interest, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.
(e)Conveyance of Transferred Royalty Interest; Security Interests. Except for the transfers and conveyances hereunder and any Permitted Liens, Seller will not sell, contribute, pledge, assign, dispose of or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Transferred Royalty Interest, and Seller shall defend the right, title, and interest of Purchaser in and to the Transferred Royalty Interest, against all claims of third parties claiming through or under Seller. Seller acknowledges and agrees that, having assigned and transferred the Transferred Royalty Interest to Purchaser, Seller shall not, without the prior written consent of Administrative Agent, waive, modify, amend or terminate any provision of, or grant any consent, or take (or fail to take) any other action, under either of the corresponding Covered Agreements or any Related Agreement that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)Notices. Seller shall promptly:
(i)within [***] of obtaining Knowledge of such occurrence, give written Notice to, as applicable, Purchaser and Administrative Agent of each Default, Event of Default, or Agent Termination Event, or each other event or change in circumstance that has or would reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Seller knows a press release or other public disclosure is to be made by Seller or any of its Affiliates, Seller shall use all commercially reasonable efforts to provide such information to Purchaser and Administrative Agent as early as possible but in no event later than simultaneously with such release or other public disclosure;
(ii)within [***] upon obtaining Knowledge thereof, give written Notice to Purchaser and Administrative Agent of any litigation or proceedings to which Seller is a party or which would reasonably be expected to have a Material Adverse Effect;
(iii)within [***] upon obtaining Knowledge thereof, give written Notice to Purchaser and Administrative Agent of any litigation or proceedings challenging the validity of any Covered Agreement, any Related Agreement, the Transaction Documents or any of the transactions contemplated therein;
(iv)within [***] upon obtaining Knowledge thereof, give written Notice to Purchaser and Administrative Agent of any representation or warranty made or deemed made by Seller in any of the Transaction Documents or in any certificate delivered pursuant thereto proven to be untrue, inaccurate or incomplete in any material respect on the date made or deemed made;

(v)within [***] of receipt thereof, deliver to Purchaser and Administrative Agent all notices, reports, updates and other data or information (A) pertaining to the Zani Royalties (including all JSC materials and notices under each Covered Agreement), the Licensed Products or Zymeworks IP, in each case, that would reasonably be expected to be material to an owner of all or any portion of the Zani Royalties, (B) received from any Third Party which relate to events or circumstances that would reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to be material to an owner of all or any portion of the Zani Royalties, or (C) that Administrative Agent reasonably requests in respect of the Zani Royalties, the Licensed Products or Zymeworks IP.
(g)Material Correspondence. Seller shall send to Purchaser and Administrative Agent a copy of any correspondence pertaining to the Zani Royalties, the Licensed Products or the Zymeworks IP or that would reasonably be expected to have a Material Adverse Effect (the “Material Correspondence”) that Seller proposes to deliver to a Covered Agreement Counterparty or Related Agreement counterparty or any of its Affiliates, at least [***] (or such shorter period if required under the terms of the applicable Covered Agreement or Related Agreement, as applicable) prior to the proposed date for providing such Material Correspondence. Seller shall thereafter act reasonably regarding such Material Correspondence and matters related thereto. In no event shall Seller or its Affiliates send any Material Correspondence to a Covered Agreement Counterparty or Related Agreement counterparty that would reasonably be expected to result in a Material Adverse Effect, except with the prior written consent of Purchaser and Administrative Agent.
(h)Payment of Taxes. Seller shall timely file all tax returns required to be filed by it and timely pay, discharge or otherwise satisfy all material taxes of any kind imposed on or in respect of its income or assets as the same shall become due and payable, and, in any event, before any Lien on the Transferred Royalty Interest exists as a result of nonpayment, other than Permitted Liens, and except for taxes that are being contested in good faith by appropriate proceedings and for which Seller has set aside on its books adequate reserves.
(i)Covered Agreements; Turnover.
(i)Seller acknowledges and agrees that, having retained all obligations of Seller under the Covered Agreements and the Related Agreements, it shall fully perform, as and when due, all of its obligations under the Covered Agreements and the Related Agreements. Seller shall not forgive, release or compromise any portion of the Transferred Royalty Interest payable under any Covered Agreement.
(ii)Seller shall not enter into or deliver any Contracts (or make or propose any amendments, modifications waivers or notices in connection with any contracts or arrangements) related to the Zani Royalties that would, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, or otherwise take any action or fail to act with the specific intention to undermine the Transferred Royalty Interest.
(iii)Seller shall promptly (and in any event within [***]), following receipt thereof from Jazz pursuant to Section 9.5(c) of the Jazz Agreement or from either of the BeOne Parties pursuant to Section 9.4(b) of the BeOne Agreement, deliver or cause to be delivered to Purchaser a true copy of each Agreed Report for such fiscal quarter, each together with a certificate of a Senior Officer of Seller, certifying that to the Knowledge of Seller such Agreed Report is a true, correct and complete copy of such Agreed Report as provided to Seller by the respective Covered Agreement Counterparty, and any supporting documentation provided to Seller in connection with an Agreed Report.
(iv)If any amount is paid to Seller under the Covered Agreements on account of the Transferred Royalty Interest on or after the Closing Date and prior to Payment in Full, Seller shall have no right, title or interest in such amount and shall hold such amount in trust for Purchaser, shall segregate such amount from other funds of Seller, and shall, within [***]of receipt of such amount by Seller, deposit such amount in the exact form received by Seller in the Collection Account.
(v)If Seller fails to timely comply with its obligations under Section 4.01(i)(iv), then all amounts not timely paid by the due date provided therein shall accrue interest from and including the date such amount was due through but excluding the date such payment in full (together with all interest thereon) is made to the applicable party; provided, however, that interest shall not accrue for (x) any non-Business Day(s) immediately preceding the date of such payment in full, or (y) any Business Day(s) immediately preceding the date of such payment in full (or immediately preceding any non-Business Day(s) described in clause (x), if applicable) to the extent Seller demonstrates, with reasonable supporting documentation, that the failure of funds to be received on such day(s) resulted solely from a delay in the processing or settlement of a duly initiated payment by the relevant banking institution(s), and not from any act or omission of Seller. Such interest shall accrue at a rate, [***], and shall be paid to the Administrative Agent and Lenders.
(j)Royalty Reductions. If a Covered Agreement Counterparty exercises any reduction pursuant to Section 9.5(c) of the BeOne Agreement or Section 9.6(c) of the Jazz Agreement or otherwise (each, a “Royalty Reduction”), as applicable, against any Agreed Payment that is not (a) a Permitted Royalty Reduction or (b) a breach by such Covered Agreement Counterparty of its payment obligations under its corresponding Covered Agreement, such Royalty Reduction shall not reduce the amount of any Transferred Royalty Interest payments to which Purchaser is entitled, and if such Royalty Reduction reduces any payment of the Transferred Royalty Interest to less than the full amount otherwise required under this Agreement and the Covered Agreements, then Seller shall promptly (and in any event within [***] following the payment of the Transferred Royalty Interest amounts affected by such Royalty Reduction) make a true-up payment to Purchaser in the Collection Account such that the Purchaser receives the full amount of such Transferred Royalty Interest payments that would have been payable to Purchaser had such Royalty Reduction not occurred. Seller agrees to notify Purchaser and the Administrative Agent in writing as promptly as possible (and in any event within [***]) of becoming aware of any actual or potential Royalty Reductions, including Permitted Royalty Reductions.
(k)Amendments of Covered Agreements. If (a) Seller, a Covered Agreement Counterparty or a counterparty to any Related Agreement proposes to amend or modify any Covered Agreement or Related Agreement or provide a consent or waiver thereunder, or (b) Seller proposes otherwise to take any action under any Covered Agreement or Related Agreement [***] then in each case Seller shall (i) send to Purchaser and Administrative Agent a copy of any such proposed amendment, modification, consent, or waiver, or a description of such any other action that the Seller proposes to take under such Covered Agreement or Related Agreement, at least [***] prior to the proposed date for providing such document to the applicable Covered Agreement Counterparty or Related Agreement counterparty or taking such action (however, if such amendment, modification, consent, waiver or other action is for a reduction in the royalties or for a Covered Agreement Counterparty or its Affiliates to acquire, whether by amendment or acquisition, the Zymeworks IP or the Seller’s retained interest in the Zani Royalties as of the date hereof, at least [***] prior) and (ii) keep the Purchaser and Administrative Agent reasonably informed regarding any material developments regarding such document or action and consider any reasonable comments and requests from Purchaser and Administrative Agent regarding such document or action in good faith. No such amendment, modification, consent, waiver or action taken shall reduce any Transferred Royalty Interest amounts payable to Purchaser or have or reasonably be expected to have a Material Adverse Effect, without the prior written consent of Purchaser and Administrative Agent. Promptly and in any event within [***] of receipt by Seller of any final amendment, modification, supplement or waiver of any Covered Agreement or Related Agreement, Seller shall furnish a copy of the same to Purchaser and Administrative Agent.
(l)Breach of Covered Agreements.
(i)Promptly (and in any event within [***]) after Seller’s receipt of any written notice from a Covered Agreement Counterparty or a Related Agreement counterparty of an alleged breach or default under a Covered Agreement or a Related Agreement by Seller, Seller shall give written notice thereof to Purchaser and Administrative Agent, including delivering to Purchaser and Administrative Agent a copy of any such written notice. Seller shall use commercially reasonable efforts to cure any material breach or default by Seller under such Covered Agreement or Related Agreement, as applicable, and shall give written notice to Purchaser and Administrative Agent upon curing any such breach or default. Promptly (and in any event within [***]) after Seller becomes aware of, or comes to believe in good faith that there has been, a breach of a Covered Agreement or a Related Agreement by a Covered Agreement Counterparty or a counterparty to such Related Agreement, Seller shall provide notice of such breach to Purchaser and Administrative Agent.
(ii)Seller shall keep the Purchaser and Administrative Agent reasonably informed regarding the timing, manner and conduct of any enforcement of such Covered Agreement Counterparty’s or Related Agreement counterparty’s obligations under such Covered Agreement or Related Agreement and shall consider in good faith all of Purchaser’s and Administrative Agent’s reasonable comments and suggestions regarding such enforcement. Seller shall not take any action (or fail to take any action) regarding any alleged breach or default that would reasonably be expected to result in a Material Adverse Effect without the prior written consent of Purchaser and Administrative Agent.
(m)Inspections and Audits of Covered Agreement Counterparties. If any of Seller, Purchaser or Administrative Agent desires to cause an inspection as provided under Section 9.10(b) of each Covered Agreement, then Seller, Purchaser and Administrative Agent agree to consult in good faith with each other in connection therewith. Following such consultation, Seller may, or if requested by Purchaser or Administrative Agent, shall, promptly provide written notice to such Covered Agreement Counterparty to cause such an inspection. Seller shall, for purposes of Section 9.10(b) of each Covered Agreement, select such independent certified public accounting firm as is reasonably acceptable to Seller, Purchaser and Administrative Agent (which shall be deemed to be the case, as long as such independent certified public accountant is reasonably acceptable to such Covered Agreement Counterparty as required by Section 9.10(b) of the applicable Covered Agreement). Each of Purchaser and Seller shall be responsible for its pro rata portion of the expense of any inspection or audit undertaken by either Purchaser or Seller (including the fees and expenses of such independent certified public accounting firm designated for such purpose) that would otherwise be borne by Seller pursuant to the Covered Agreement (if and as such expenses are actually incurred by Seller); provided that, in the event an audit is requested by Administrative Agent, Administrative Agent shall be responsible for Purchaser’s pro rata portion of the expenses. Seller shall deliver to Purchaser and Administrative Agent a copy of the results of any audit conducted pursuant to Section 9.10(b) of the applicable Covered Agreement within [***] following Seller’s receipt thereof. If an audit reveals an underpayment by the applicable Covered Agreement Counterparty in respect of the Transferred Royalty Interest, then the Transferred Royalty Interest shall include the amount paid by such Covered Agreement Counterparty to the Collection Account to compensate for such underpayment in accordance with Section 9.10(b) of the applicable Covered Agreement, with interest thereon as set forth in Section 9.9 of the applicable Covered Agreement.
(n)Termination of License Agreement. Seller shall not, without the prior written consent of Purchaser and Administrative Agent, (A) exercise any right to terminate a Covered Agreement or a Related Agreement, in whole or in part, (B) agree with a Covered Agreement Counterparty or a Related Agreement counterparty to terminate a Covered Agreement or Related Agreement, in whole or in part, or (C) take, or permit any Affiliate to take, any action that would reasonably be expected to give a Covered Agreement Counterparty or Related Agreement counterparty the right to terminate a Covered Agreement or Related Agreement, in whole or in part. In the event that, prior to Payment in Full, a Covered Agreement is terminated in its entirety prior to the expiration of the BeOne Royalty Term or the Jazz Royalty Term, as applicable: (A) Seller shall use commercially reasonable efforts to act as reasonably instructed by Purchaser and Administrative Agent to negotiate and enter into a license, assignment or transfer agreement with the applicable Covered Agreement Counterparty for the regulatory approvals, data and patent rights owned or controlled by the applicable Covered Agreement Counterparty, in each case, that are necessary or useful to develop, manufacture, commercialize, use, market, sell, offer for sale, import, distribute or otherwise exploit the Licensed Products; and (B) Seller shall use commercially reasonable efforts to negotiate and enter into, a license under the applicable Zymeworks IP in the applicable Territory covered by such terminated Covered Agreement with a third party, pursuant to which such third party will be granted rights to develop, manufacture, commercialize, use, market, sell, offer for sale, import, distribute or otherwise exploit the Licensed Products in the applicable Territory for any purpose to the extent that Covered Agreement Counterparty would have been permitted under the applicable Covered Agreement, subject to rights retained by the Covered Agreement Counterparty following such termination, on terms (including financial terms) that are, in the aggregate, not materially less favorable to Seller, Purchaser and Administrative Agent and Lenders (taking into account the transactions under this Agreement and the other Transaction Documents) than those contained in the applicable Covered Agreement (such a replacement licensing arrangement, a “New Arrangement”). Seller and Purchaser shall each provide reasonable assistance to and cooperate with the other party in connection with the negotiation of, and entry into, the license agreement relating to such New Arrangement, which shall not become effective earlier than the effective date of such termination of the applicable Covered Agreement (the “New License Agreement”). Thereafter, the New License Agreement shall be included for all purposes in the definition of “Covered Agreement” under this Agreement and the other Transaction Documents, any payments that are equivalent to the Agreed Payments due under such New License Agreement and any rights similar shall be included for all purposes under this Agreement and the other Transaction Documents, and the Seller’s rights and obligations under this Agreement in respect of Covered Agreements shall apply in respect of its rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the parties hereto to amend this Agreement or the other Transaction Documents.
(o)In-License Agreements. Seller shall provide Purchaser and Administrative Agent with executed copies of any material in-licenses of Patent Rights or Know-How entered into by Seller or any of its Affiliates and included in the licenses granted under Zymeworks IP pursuant to the Covered Agreements, within [***] of execution thereof. Upon execution of the new material in- license, such license shall be included for all purposes in the definition of “In-License Agreement”, and “Related Agreement”, in each case, under this Agreement and the other Transaction Documents.
(p)Restriction on Liens, Monetizations or Transfers to Licensees. The Seller shall not (A) sell, transfer or otherwise dispose of (directly or indirectly), or grant, create, incur, assume or permit to exist any Lien (excluding Liens created under the Covered Agreements) on any of its interest in any of the LP-Specific Zyme IP, any Licensed Product, any Covered Agreement or any Related Agreement (B) enter into a Definitive Monetization Agreement, or (C) permit any Covered Agreement Counterparty or any of its Affiliates to acquire, whether by amendment to a Covered Agreement or any other means, other than indirectly by acquisition of the Seller, more than fifty percent (50%) of the Seller’s retained interest in the Zani Royalties as of the date hereof; provided that:
(i)Seller may (x) grant, create, incur, assume or permit to exist any Lien on any of its interest in any of the LP-Specific Zyme IP, any Licensed Product, any Covered Agreement or any Related Agreement, or (y) enter into a Definitive Monetization Agreement if, Seller causes the Person in whose favor such Lien is granted (a “Lien Party”), or the counterparty to such Definitive Monetization Agreement, as applicable, to execute and deliver [***];
(ii)Seller may enter into a license agreement or similar arrangement with a Third Party, including any Covered Agreement Counterparty, under the LP-Specific Zyme IP to research, develop, manufacture, have manufactured, use, sell, have sold, import and otherwise commercialize an antibody drug conjugate that is not a Licensed Product;
(iii)Seller may permit a Covered Agreement Counterparty to acquire more than fifty percent (50%) of Seller’s retained interest in the Zani Royalties as of the date hereof if Seller causes such Covered Agreement Counterparty to enter into an assumption agreement with, and in form and substance reasonably acceptable to, Purchaser and Administrative Agent, pursuant to which such Covered Agreement Counterparty assumes all of the obligations of Seller to Purchaser and Administrative Agent and Lenders under the Transaction Documents with respect to the applicable Licensed Products; and

(iv)Seller may consummate any transaction or series of related transactions, including by way of merger, consolidation, recapitalization, reorganization, or otherwise, that results in (x) a sale, transfer, conveyance, or other disposition of all or substantially all of the assets of Seller, or (y) a sale, transfer, or other disposition of all or substantially all of the issued and outstanding equity interests of Seller, in each case of (x) or (y) if the purchaser delivers a writing to, and in favor of, the Administrative Agent through which the ultimate parent of such purchaser agrees to assume all of the obligations of Seller to Purchaser and Administrative Agent and Lenders under the Transaction Documents.
(q)Enforcement; Defense; Prosecution and Maintenance.
(i)Seller shall promptly inform Purchaser and Administrative Agent of any suspected infringement by a Third Party of any of the Zymeworks IP or if any Third Party alleges that the development, manufacture, commercialization, use, marketing, sale, offer for sale, importation, distribution or other exploitation of a Licensed Product infringes the intellectual property rights of a Third Party. Seller shall (i) keep Purchaser and Administrative Agent reasonably informed with respect to any such infringement and all pleadings and other documents filed in connection with any action, claim, suit or proceeding commenced related to the same and (ii) notify Purchaser and Administrative Agent of any material developments in any action, claim, suit or proceeding resulting from such infringement that are delivered by or to Covered Agreement Counterparty or Seller under Sections 14.3 and 14.4 of the BeOne Agreement and Sections 14.4 and 14.5 of the Jazz Agreement as soon as practicable following such delivery.
(ii)If Seller has the right to join or assume the defense or pursuit of an enforcement action pursuant to Sections 14.3 and 14.4 of the BeOne Agreement and Sections 14.4 and 14.5 of the Jazz Agreement, Seller shall act reasonably in connection therewith and not take any action or refrain from taking any action in a manner that would reasonably be expected to result in or cause a Material Adverse Effect.
(iii)Seller shall satisfy, at its own expense, its prosecution obligations under Section 14.2 of the BeOne Agreement and Section 14.3 of the Jazz Agreement. To the extent the Seller does not control the prosecution and maintenance obligations under Section 14.2 of the BeOne Agreement and Section 14.3 of the Jazz Agreement, the Seller shall, to the extent permitted under the terms of the applicable Covered Agreement, use commercially reasonable efforts to cause the Covered Agreement Counterparty to satisfy its prosecution and maintenance obligations thereunder and Seller shall at its own expense exercise its consulting, request, consent, approval or similar rights.
(iv)The proceeds resulting from any enforcement actions under Section 14.3 of the BeOne Agreement and Section 14.4 of the Jazz Agreement shall be allocated between Seller and Purchaser (which for the avoidance of doubt shall include the Administrative Agent) as though such proceeds constituted Zani Royalties.
(v)Without Administrative Agent’s prior written consent, Seller shall not engage in any conduct, or omit to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any claims of any Licensed Patents in a manner that would reasonably be expected to have a Material Adverse Effect.
(r)Notice of Monetizations. Seller agrees to notify Purchaser and Administrative Agent in writing at least [***] prior to entering into a definitive agreement with a Third Party to assign, convey, monetize (including in a sale or financing transaction), impose a Lien upon or otherwise transfer or encumber any or all of its retained interest in the Zani Royalties (a “Definitive Monetization Agreement”).
(s)Security Documents; Further Assurances. Seller shall promptly, upon the reasonable request of Purchaser or Administrative Agent, at Seller’s sole cost and expense, (a) execute,

acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by Purchaser or Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the assignment of the Transferred Royalty Interest or the Liens thereon secured pursuant to Section 2.04 subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Purchaser and Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Purchaser and Administrative Agent as Purchaser or Administrative Agent shall reasonably deem necessary to perfect or maintain the assignment of the Transferred Royalty Interest or the Liens thereon secured pursuant to Section 2.04; and (c) upon the exercise by Purchaser or Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Purchaser or Administrative Agent may require. In addition, Seller shall promptly, at its sole cost and expense, execute and deliver to Purchaser and Administrative Agent such further instruments and documents, and take such further action, as Purchaser or Administrative Agent may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Purchaser and Administrative Agent hereby and thereby.
(t)Certain Purchaser Covenants and Organizational Documents. Prior to the Payment in Full, Purchaser confirms that it shall be managed and operated in a manner consistent with the negative covenants contained in Section 9.01 of the Loan Agreement and the Organizational Documents of Purchaser.
(u)Capital Contributions. Prior to Payment in Full, Seller will limit capital contributions to Purchaser to no more than [***], unless Administrative Agent provides consent; provided that the foregoing shall not create an obligation to effect capital contributions, which shall be in Seller’s sole discretion, and provided further that the following shall not be included in such limits and shall be permitted without restriction: (i) capital contributions to effect Payment in Full, and (ii) capital contributions necessary to pay Lender Expenses then due and payable. Notwithstanding the foregoing, prior to Payment in Full, Seller shall make capital contributions to Purchaser from time to time to fund Purchaser’s expenses incurred in the ordinary course of business.
(v)Investment Company Act. Neither Seller nor Parent shall be or become an investment company subject to registration under the Investment Company Act of 1940.
Section 4.02.Purchaser Covenants. Purchaser hereby covenants and agrees with Seller as follows.
(a)No Merger, Amalgamation, Consolidation, Reorganization or Dissolution of Purchaser. Purchaser shall not merge, amalgamate or consolidate with any other entity and shall not enter into any other transaction that results in a reorganization of Purchaser or dissolve.
(b)Limitations on Additional Indebtedness of Purchaser. Purchaser shall not incur any Indebtedness other than Indebtedness under or permitted by the Loan Agreement.
(c)Books and Records. Purchaser shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Applicable Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Purchaser in accordance with GAAP.
(d)Governmental Authorizations. Purchaser shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Purchaser of this Agreement and the other Transaction Documents to which it is a party.
Section 4.03.Consequences of Material Breach.
(a)Each of Seller and Purchaser hereby acknowledges and agrees that damages may be difficult to establish and Administrative Agent and Lenders will have no adequate remedy at law if a breach by Seller of this Agreement has occurred and is continuing. In any such event, the parties agree that Administrative Agent shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance by Seller of this Agreement and to pursue any other equitable remedies, including an injunction, without being required to prove actual damages or post any bond. In furtherance of the foregoing, Seller hereby designates, makes, constitutes and appoints Administrative Agent, and each of its designees or agents, as its true and lawful attorney-in-fact (coupled with an interest), irrevocably until Payment in Full, and with power of substitution, and with authority to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to cause this Agreement to be specifically performed by Seller and to seek an injunction against any pending or proposed violation of Section 4.01 of this Agreement or to correct or prevent the continuation of any such material breach by Seller.
(b)THE POWER OF ATTORNEY GRANTED IN THIS Section 4.03 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL PAYMENT IN FULL. THIS POWER OF ATTORNEY IS CONFERRED ON THE ADMINISTRATIVE AGENT SOLELY TO PROTECT, PRESERVE AND REALIZE UPON ITS RIGHTS UNDER THIS AGREEMENT AND SHALL NOT IMPOSE ANY DUTY UPON THE ADMINISTRATIVE AGENT TO EXERCISE ANY SUCH POWERS.
ARTICLE V.

ADDITIONAL COVENANTS OF SELLER
Section 5.01.Appointment of Agent. Purchaser hereby appoints Seller its agent (the “Agent”) to perform the duties described this Article V at Purchaser’s direction with respect to the Transferred Royalty Interest.
(a)Specifically, as the Agent, Seller shall take such actions as are necessary to enforce, protect and defend the rights of Purchaser under the Covered Agreements and the Related Agreements in good faith, with reasonable care, in accordance with Applicable Law, in compliance with Purchaser’s obligations under the Transaction Documents, and using substantially the same degree of diligence and skill that Seller uses for itself to perform the Covered Agreements and Related Agreements and its other agreements similar to the Covered Agreements and the Related Agreements; provided that Seller shall not, without the prior written consent of the Administrative Agent and the Purchaser, be authorized to grant any consents under this Agreement on behalf of Purchaser, or waive any rights of Purchaser under this Agreement, the Covered Agreements or the Related Agreements. Seller, as Agent on behalf of Purchaser, shall maintain any licenses or authorizations necessary to service the Transferred Royalty Interest and any Covered Agreements.
(b)Seller’s appointment as Agent hereunder is irrevocable until Payment in Full. Seller shall not resign, withdraw from, abandon or otherwise terminate its role as Agent, or cease to perform any of its duties and obligations as Agent hereunder, without the prior written consent of Purchaser and Administrative Agent (such consent to be in their sole discretion). Any purported resignation, withdrawal or abandonment by Seller as Agent in violation of this Section 5.01(b) shall be null and void and of no force or effect.
Section 5.02.Compliance with the Loan Agreement. Notwithstanding anything to the contrary herein, Seller’s actions as the Agent hereunder shall at all times be subject to the terms of the Loan Agreement. Seller and Purchaser agree that neither Seller nor Purchaser shall take any action with respect to the Covered Agreements or the Related Agreements that is inconsistent with the terms of the Loan Agreement, the obligations of Purchaser thereunder, or the rights of Administrative Agent or the Lenders thereunder. For the avoidance of doubt, neither Seller nor Purchaser shall take any action without the consent of Administrative Agent or consultation with Administrative Agent, as applicable, where such consent or consultation, as applicable, is required pursuant to the Loan Agreement or this Agreement.
Section 5.03.Agent Actions. In addition to (and not in limitation of) the provision of Section 5.01, Seller shall perform the following:
(a)take such actions as are necessary to enforce, protect and defend the rights of Purchaser under the Covered Agreements and the Related Agreements in good faith, with reasonable care, in accordance with Applicable Law, in compliance with Purchaser’s obligations under the Transaction Documents, and using substantially the same degree of diligence and skill that Seller uses for itself to perform the Covered Agreements and Related Agreements and its other agreements similar to the Covered Agreements and the Related Agreements;
(b)review all written documents, notices and other written communications under the Covered Agreements and the Related Agreements and provide such copies to Administrative Agent as are required under the Loan Agreement, together with any responses as Purchaser may be required to provide, if any, in respect thereof;
(c)monitor the performance of each Covered Agreement Counterparty under its corresponding Covered Agreement and of each Related Agreement counterparty under its corresponding Related Agreement, and take such actions as may be necessary to enforce the rights of Purchaser thereunder and collect amounts due to Purchaser thereunder, on behalf of Purchaser, and procure and supervise the services of any third parties necessary or appropriate in connection with the monitoring, enforcement, collection and remittance of the proceeds of the Transferred Royalty Interest;
(d)maintain the Collection Account in accordance with Purchaser’s obligations under the Loan Agreement and the related Escrow Agreement, and maintain and enforce, on behalf of Purchaser, the instructions to any Covered Agreement Counterparty to pay amounts in respect of the Transferred Royalty Interest due to Purchaser under any Covered Agreement into the Collection Account;
(e)identify and forward as required under the Loan Agreement any payments that are to be made to the Collection Account but when made are made to Purchaser, Seller or any misdirected account, and, in consultation with Administrative Agent, effect the transfer thereof as required under the Loan Agreement;
(f)make on behalf of Purchaser any security filings or other actions required to perfect or ensure the continued perfection of Purchaser’s rights in the Transferred Royalty Interest and Administrative Agent’s rights in the Collateral; and
(g)promptly pay for all fees, expenses and charges of the Escrow Agent required to be made to the Escrow Agent with respect to the Collection Account when such fees, expenses and charges are due. In performing as the Agent, Seller shall not instruct any Covered Agreement Counterparty or any other Person to pay amounts in respect of the Transferred Royalty Interest to any account other than the Collection Account required under the Loan Agreement or cause any such payments to be paid to any account other than the Collection Account. Seller and Purchaser hereby confirm that in performing the duties set out herein, Seller shall not at any point hold itself out as the general partner of the Purchaser or purport to manage the business of the Purchaser. Seller and Purchaser hereby agree that it is not the intention of the Parties that any of the duties of the Seller set out herein constitute management of the business of the Purchaser.
Section 5.04.Replacement of Agent. Seller may be terminated as the Agent hereunder and replaced with a new Agent by Purchaser following the occurrence of any of the following events (each, an “Agent Termination Event”) or of a material breach by Seller that has occurred and is continuing (or replaced by Administrative Agent on behalf of Purchaser if Purchaser has failed to replace Seller with a new Agent within [***] after an Agent Termination Event or such a Seller material breach):

(a)Seller fails to perform or observe any covenant or agreement contained in this Article V and, solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, in the case of any covenant or agreement contained in Section 5.03(e) or Section 5.03(f), such failure continues for [***] without such cure after the earlier of (i) the date Seller becomes aware of such failure and (ii) the date Purchaser (or Administrative Agent on behalf of Purchaser) provides notice of such failure to Seller;
(b)an Insolvency Event of Seller or Parent;
(c)a material breach by Seller has occurred and is continuing; and
(d)the Administrative Agent exercises its rights and remedies under Section 6.01 of the Pledge Agreement after the occurrence of, and during the continuation of, an Event of Default.
Termination of Seller as the Agent hereunder shall be without prejudice to any rights of Purchaser or Administrative Agent that may have accrued through such date. In the event that Seller is terminated as the Agent, (i) a replacement Agent shall be appointed by Purchaser in consultation with, and with the prior written consent of, Administrative Agent, or by Administrative Agent on behalf of Purchaser as provided in the first sentence of this Section 5.04), and (ii) Seller shall cooperate reasonably with Purchaser and Administrative Agent and any replacement Agent designated by Purchaser or Administrative Agent, to transfer any information and materials to such replacement Agent or undertake any other reasonable and necessary actions to ensure an effective transition to the successor Agent.
ARTICLE VI.

TERMINATION; SURVIVAL
Section 6.01.Termination. The respective obligations and responsibilities of Seller and Purchaser created by this Agreement shall terminate upon Payment in Full (“Term”).
Section 6.02.Effect of Termination. No termination or rejection or failure to assume the executory obligations of this Agreement in the bankruptcy of Seller or Purchaser shall be deemed to impair or affect the obligations pertaining to any executed conveyance or executed obligations, including without limitation breaches of representations and warranties by Seller or Purchaser occurring prior to the date of such termination.
Section 6.03.Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Notwithstanding Section 6.01 hereof, the obligations of Seller contained in Article VII, Article VIII and this Section 6.03 (Survival) shall survive the termination of this Agreement and Payment in Full.
ARTICLE VII.

INDEMNIFICATION PAYMENTS
Section 7.01.Indemnification.
(a)Each of Seller and Parent (each, an “Indemnifying Party”), on a joint and several basis, agrees to indemnify and hold harmless Purchaser, Administrative Agent and Lenders and Affiliates of Administrative Agent and Lenders and their respective officers, directors, members, trustees, partners, employees and agents (each, an “Indemnified Party”) against any and all liabilities, losses, damages, penalties, costs and expenses (including reasonable and documented, out of pocket costs of defense and legal fees and expenses), including for the avoidance of doubt any amounts in respect of the Transferred Royalty Interest that Lenders would have received but did not timely receive due to any indemnifiable events under the Transaction Documents (“Losses”) which may be incurred or suffered by such Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of the Indemnified Party) awarded against, or incurred or suffered by, such Indemnified Party, whether or not involving a third party claim, demand, action, suit or proceeding, arising out of (i) the failure of any representation, warranty or certification of the Loan Parties in the Transaction Documents or any certificate given by the Loan Parties pursuant to any of the Transaction Documents, to be true when made; (ii) a breach of any covenant by any Indemnifying Party or Purchaser set forth in, or failure by any Indemnifying Party or Purchaser to perform its duties under or otherwise comply with, the Transaction Documents, or any Indemnifying Party or Purchaser engaging in intentional misconduct, bad faith or negligence in the performance of such duties; or (iii) the transfer by Seller or Purchaser of any interest in the Transferred Royalty Interest to any Person other than Purchaser.
(b)The provisions of this indemnity shall run directly to, and be enforceable by, an injured party and shall survive the termination of this Agreement. Without limiting the foregoing or Section 8.05 hereof, Purchaser’s rights under this Section 7.01 shall be assignable by Purchaser on a non-exclusive basis to Administrative Agent pursuant to the terms of the Loan Agreement and the Security Agreement.
(c)If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an Indemnified Party in respect of which indemnity is to be sought pursuant to this Section 7.01, the Indemnified Party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify an Indemnifying Party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify any Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to any Indemnified Party under this Section 7.01(c) unless, and only to the extent that, such Indemnifying Party is actually materially prejudiced by such omission. In case any such action is brought against an Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, such Indemnifying Party shall be entitled, at such Indemnifying Party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to such Indemnifying Party), and, after notice from such Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, such Indemnifying Party shall not be liable to such Indemnified Party under this Section 7.01 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) such Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) such Indemnifying Party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel, or (iii) the named parties to any such proceeding (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them. It is agreed that no Indemnifying Party shall, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. No Indemnifying Party shall be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, such Indemnifying Party agrees to indemnify the Indemnified Party from and against any Losses by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or discharge, as the case may be, (A) includes an unconditional written release of such Indemnified Party from all liability on claims that are the subject matter of such claim or proceeding, (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, and (C) does not impose any continuing material obligation or restrictions on any Indemnified Party.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS
Section 8.01.Amendment. This Agreement may be amended from time to time only by the written agreement of Seller and Purchaser and, prior to Payment in Full, Administrative Agent.
Section 8.02.Governing Law; Waiver of Trial by Jury; Jurisdiction.
(A)THIS AGREEMENT AND ANY AMENDMENTS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(B)EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.02(B).
(c)Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York. Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York County, New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on a party by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.
Section 8.03.Notices. All demands, notices, and communications under this Agreement shall be in writing personally delivered, or sent by email (provided that no undeliverable message is received in response to such email), or sent by internationally recognized overnight courier service, at the following address:
Seller:
Zymeworks BC Inc.
114 East 4th Avenue, Suite 800,
Vancouver, BC, V5T 1G4, Canada
Attn: Legal Department
Email: [***]

with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, CA 94111-3715
Attention: Ryan Murr; Karen Spindler
Email: [***]
Purchaser:
Zymeworks Royalty Limited Partnership
114 East 4th Avenue, Suite 800,
Vancouver, BC, V5T 1G4, Canada
Attn: Legal Department
Email: [***]
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, CA 94111-3715
Attention: Ryan Murr; Karen Spindler
Email: [***]
Administrative Agent:
Royalty Pharma Development Funding, LLC
110 East 59th Street, Floor 33
New York, NY 10022
Attention: General Counsel
Email: [***]
with a copy (which shall not constitute notice) to:
Covington & Burling LLP
30 Hudson Yards
New York, NY 10001-2170
Attention:    Peter A. Schwartz
Email:    [***]
or at such other address as shall be designated by such party in a written notice to the other parties. Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, or (b) when delivered, if delivered by hand or sent by email.
Wherever notice or a report is required to be given or delivered to Purchaser, a copy of such notice or report shall also be given or delivered concurrently to Administrative Agent.
Section 8.04.Severability of Provisions. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 8.05.Assignment. Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 4.01(p)(iii), this Agreement may not be assigned by Seller without the prior written consent of Purchaser and Administrative Agent (which consent, with respect to an Affiliate of Seller, shall not be unreasonably withheld, conditioned or delayed), and this Agreement may not be assigned by Purchaser without the prior written consent of Administrative Agent and, so long as no material breach by Seller has occurred and is continuing, without the prior written consent of Seller.
Section 8.06.Further Assurances. Each of Seller and Purchaser agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments as are reasonably required to carry into effect the purposes of this Agreement.
Section 8.07.Waiver; Cumulative Remedies; Waiver of Immunities. No failure to exercise and no delay in exercising, on the part of a party, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law. To the extent that Seller has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Seller hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by law.
Section 8.08.Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.
Section 8.09.Binding. This Agreement will inure to the benefit of and be binding upon the parties hereto.
Section 8.10.Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
Section 8.11.Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 8.12.Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 8.13.Non-Petition. Each of the parties hereto covenants and agrees that, prior to the date that is one year and one day after the Payment in Full, no party hereto shall institute against, or join any other Person in instituting against, either of Purchaser or Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state provincial, territorial or foreign bankruptcy or similar law.
Section 8.14.Third Party Beneficiaries. The Administrative Agent, on behalf of itself and on behalf of the Lenders, is a third-party beneficiary of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto. In addition, the parties hereto acknowledge that the Administrative Agent is entitled under the Transaction Documents to make claims directly to the Seller for indemnities in favor of Purchaser, without prejudice to its rights as an Indemnified Party hereunder; and nothing herein limits the rights of the Lenders under the Pledge

Agreement, which rights may be exercised in Lender’s sole discretion from time to time whether or not it has exercised or is then exercising its rights as a third party beneficiary or its rights and remedies under Applicable Law.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.
Zymeworks BC Inc. as Seller
By: /s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Director, Chair of the Board and Chief Executive Officer
Zymeworks Royalty Limited Partnership, by its general partner, Zymeworks General Partner ULC, as Purchaser
By: /s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Director and President
Royalty Pharma Development Funding, LLC
By: Royalty Pharma Sub-Manager, LLC, its
Manager and lawfully appointed attorney
By:/s/ Arthur McGivern
Name: Arthur R. McGivern
Title: EVP, Investments & General Counsel
[Signature Page to Sale Agreement]

Zymeworks Inc.
By: /s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chair, Chief Executive Officer & Acting Chief Financial Officer
[Signature Page to Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.
Royalty Pharma Development Funding, LLC
By: Royalty Pharma Sub-Manager, LLC, its Manager and lawfully appointed attorney
By: /s/ Arthur R. McGivern
Name: Arthur R. McGivern
Title: EVP, Investments & General Counsel
[Signature Page to Sale Agreement]

EXHIBIT A-1
Form of Jazz Notice and Instruction Letter
[***]

EXHIBIT A-2
Form of BeOne Notice and Instruction Letter

[***]

EXHIBIT B
Form of Bill of Sale
[***]